Exhibit 99.1

Mercantile Bank To Open Southeast Michigan Office

Violet Gintsis named Community Bank President to lead experienced team based in Oakland County

GRAND RAPIDS, Mich., February 27, 2017 – Mercantile Bank Corporation (NASDAQ: MBWM) announced today that its banking subsidiary, Mercantile Bank of Michigan (“Mercantile Bank”), is expanding its operating area into Southeast Michigan by opening a commercial loan office in Troy, Michigan.

“This is a great opportunity for Mercantile to bring our brand of customer-relationship focused banking to a new and growing market,” said Robert Kaminski, CEO of Mercantile Bank. “We are fortunate to have brought Violet Gintsis on board who will lead an experienced banking team to develop commercial relationships in the Southeast Michigan market area. Violet and her team bring decades of experience in the greater Detroit market, and we look forward to their success as part of Mercantile. In addition, we are working to expand our commercial lending operations to include a full service branch at this Troy location in the near future.”

The new Mercantile Bank office will be located at 1700 Big Beaver Road in Troy.

Gintsis brings over 35 years of commercial banking experience to Mercantile Bank, all in the Southeast Michigan market area. “I am delighted to have the opportunity to join the Mercantile team, particularly in light of the company’s commitment to relationship banking,” said Gintsis. “I expect Mercantile Bank’s emphasis on quality, service and support will be well received in the Southeast Michigan area.”

“We are excited to expand into the Southeast Michigan marketplace,” Kaminski continued. “The greater Detroit area is a logical extension of Mercantile’s current service area, and we are encouraged by the strength of the region’s economy and business environment. Starting with our initial team of experienced commercial lenders, we believe we will have the opportunity to grow over time and hire additional staff as we deploy the same kind of strong, relationship-based banking philosophy that has been successful for us in our other markets.”

Founded in 1997, Mercantile Bank has grown to be known as Michigan’s premier community bank, and employs many of the most talented and seasoned professionals in their markets across the state. The organization, committed to relationship banking, recognizes that personal connections with customers, communities, vendors and the environment are essential to remain exceptional. As the third largest Michigan-domiciled bank, Mercantile Bank is large enough to bring considerable capacity for customers’ needs, yet its community banking culture keeps the company small enough to focus on the best results for customers.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.0 billion and operates 48 banking offices serving communities primarily in central and western Michigan. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com